EXHIBIT 99.4

DISCOUNT AUTO PARTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	May 29 2001	November 27 2001
	(In thousands)
ASSETS
Current assets:
Cash	$9,669	$9,377
Inventories	242,718	240,529
Prepaid expenses and other current assets	14,391	14,633

Total current assets	266,778	264,539

Property and equipment	507,255	515,897
Less allowances for depreciation and amortization	(122,742)	(134,798)

	384,513	381,099
Other assets	4,638	4,525

Total assets	$655,929	$650,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$96,442	$79,141
Other current liabilities	25,286	24,204
Current maturities of long-term debt	1,200	1,200

Total current liabilities	122,928	104,545

Deferred gain on sale/leaseback	5,966	5,812
Deferred income taxes	13,273	13,331
Long-term debt	192,900	195,989
Stockholders’ equity:
Preferred stock	—	—
Common stock	167	167
Additional paid-in capital	142,429	142,917
Retained earnings	178,266	187,402

Total stockholders’ equity	320,862	330,486

Total liabilities and stockholders’ equity	$655,929	$650,163

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Twenty-six Weeks Ended
	November 28 2000	November 27 2001
	(In thousands, except per share amounts)
Net sales	$328,024	$338,545
Cost of sales, including distribution costs	200,736	203,945

Gross profit	127,288	134,600
Selling, general and administrative expenses	106,727	113,394
Merger related expenses	—	1,264

Income from operations	20,561	19,942
Other income, net	120	221
Interest expense	(11,541)	(5,892)

Income before income taxes	9,140	14,271
Income taxes	3,290	5,135

Net income	$5,850	$9,136

Net income per share:
Basic net income per common share	$0.35	$0.55
Diluted net income per common share	$0.35	$0.54

Average common shares outstanding	16,696	16,708
Dilutive effect of stock options	—	187

Average common shares outstanding—assuming dilution	16,696	16,895

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twenty-Six Weeks Ended
	November 28 2000	November 27 2001
	(in thousands)
Operating activities
Net income	$5,850	$9,136
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income tax benefit	185	(2)
Depreciation and amortization	12,328	12,391
Gain on disposals of property and equipment	(14)	(198)
Amortization of deferred gain on sale/leaseback	—	(154)
Changes in operating assets and liabilities:
Decrease in inventories	5,187	2,189
Increase in prepaid expenses and other current assets	(2,728)	89
Decrease (increase) in other assets	(1,115)	(160)
Decrease in trade accounts payable	(37,338)	(17,301)
Decrease in other current liabilities	47	(1,141)

Net cash (used in) provided by operating activities	(17,598)	4,849

Investing activities
Proceeds from sales of property and equipment	744	1,258
Purchases of property and equipment	(20,757)	(9,765)

Net cash used in investing activities	(20,013)	(8,507)

Financing activities
Proceeds from short-term borrowings and long-term debt	60,236	39,108
Payments of short-term borrowings and long-term debt	(29,608)	(36,019)
Proceeds from other issuances of common stock	20	277

Net cash provided by financing activities	30,648	3,366

Net decrease in cash	(6,963)	(292)
Cash at beginning of period	12,612	9,669

Cash at end of period	$5,649	$9,377

See accompanying notes.

DISCOUNT AUTO PARTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
November 27, 2001

1.    BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Discount Auto Parts, Inc. (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended May 29, 2001.

Operating results for the twenty-six-week period ended November 27, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year.

2.    SALE/LEASEBACK TRANSACTION

On February 27, 2001, the Company completed a sale/leaseback transaction. Under the terms of the transaction, the Company sold 101 properties, including land, buildings, and improvements, for a net price of approximately $62.2 million. The stores were leased back from the purchaser under non-cancelable operating leases with lease terms of 22.5 years each. The sale of the properties generated a gain for financial reporting purposes, net of expenses incurred, of $6.0 million, which gain has been deferred and is being amortized over the lease term.

3.    LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

	May 29, 2001	November 27, 2001
Revolving credit agreements	$140,500	$144,789
Senior term notes	50,000	50,000
Senior secured notes	3,600	2,400

	194,100	197,189
Less current maturities	(1,200)	(1,200)

	$192,900	$195,989

Effective July 29, 1999, the Company entered into a five year $265 million unsecured revolving credit agreement (the Revolver). The rate of interest payable under the Revolver is a function of LIBOR or the prime rate of the lead agent bank, at the option of the Company. During the term of the Revolver, the Company is also obligated to pay a fee, which fluctuates based on the Company’s debt-to-capitalization ratio, for the unused portion of the Revolver.

Effective August 8, 1997, the Company issued $50 million of senior term notes (the Notes). The Notes provide for interest at a fixed rate of 7.46%, payable semi-annually, with semi-annual principal payments of $7.1 million, beginning July 15, 2004.

DISCOUNT AUTO PARTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)
November 27, 2001

3.    LONG-TERM DEBT — CONTINUED

At May 29, 2001 and November 27, 2001, the Company’s weighted average interest rate on its borrowings under the revolving credit agreement was 7.1% and 3.4%, respectively.

As of November 27, 2001, the Company had approximately $120.2 million of available borrowings.

As of November 27, 2001, the Company has outstanding a senior secured note of $2.4 million. The note provides for interest at a fixed rate of 9.8%, payable quarterly, with annual principal payments of $1.2 million due on May 31. The note is collateralized by a first mortgage on certain store properties, equipment and fixtures.

The Company’s debt agreements contain various restrictions, including the maintenance of certain financial ratios and restrictions on dividends, with which the Company is in compliance.

4.    PENDING MERGER

On August 7, 2001, the Company entered into a definitive agreement with Advance Holding Corporation, Advance Auto Parts, Inc., Advance Stores Company, Incorporated and AAP Acquisition Corporation (collectively, Advance) under which the Company will be acquired by Advance in a merger transaction. Terms of the agreement call for each share of Discount Auto Parts common stock to be exchanged for $7.50 in cash and 0.2577 shares of common stock of Advance Auto Parts, Inc., a holding company which has been formed to own and operate the combined companies. The transaction has been approved by the boards of directors of both companies and is subject to approval by shareholders of the Company, and other customary closing conditions. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 waiting period expired September 18, 2001. The transaction closed on November 28, 2001.

As a result of the above described transaction, the Company incurred expenses in the first twenty-six weeks of fiscal 2002 of approximately $1.3 million.

5.    COMPREHENSIVE INCOME

Comprehensive income for the periods presented equals net income.

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